Exhibit 99.1

AGTC Appoints Anne M. VanLent to its Board of Directors

Industry Veteran Brings More than 30 Years of Financial and Healthcare Leadership

Experience to AGTC Board

GAINESVILLE, Fla., and CAMBRIDGE, Mass., August 18, 2016 – Applied Genetic Technologies Corporation (Nasdaq: AGTC), a biotechnology company conducting human clinical trials of adeno-associated virus (AAV)-based gene therapies for the treatment of rare diseases, today announced it has appointed Anne M. VanLent to the company's Board of Directors.

Ms. VanLent will replace Bruce Peacock on the Board, who had announced his intent to resign earlier this year. “We thank Bruce for his valuable service to AGTC and wish him well on his future endeavors,” said Sue Washer, President and CEO of AGTC.

"We expect Anne’s knowledge and experience in the healthcare industry, coupled with her deep executive leadership and financial planning background, to be valuable assets to the AGTC Board of Directors and leadership team,” said Ms. Washer. "Her established track record in providing strategic counsel to growing companies will support our ongoing efforts to advance our lead candidates for rare eye diseases and other inherited conditions."

Ms. VanLent founded and currently serves as President of AMV Advisors, an advisory firm that provides corporate strategy and financial consulting services to emerging growth life science companies. She is currently a director and chairperson of the audit committees of Aegerion Pharmaceuticals, Inc. and Ocera Therapeutics, Inc. and the lead independent director and chairperson of the audit committee of Aviragen Pharmaceuticals, Inc.

Previously, Ms. VanLent held executive roles with Barrier Therapeutics, Inc., Sarnoff Corporation and The Liposome Company, Inc. Additionally, she has served on the boards of Onconova Therapeutics, Integra Life Sciences Holding Corporation and Penwest Pharmaceuticals. Ms. VanLent holds a Bachelor of Arts degree in physics from Mount Holyoke College.

“This is an exciting time for AGTC and I look forward to working with the company’s executive leadership team and other Board members to help fulfill the company’s mission to develop novel gene therapies to improve the quality of life for patients affected by rare inherited disorders,” said Ms. VanLent.

About AGTC

AGTC is a clinical-stage biotechnology company that uses its proprietary gene therapy platform to develop products designed to transform the lives of patients with severe diseases, with an initial focus in ophthalmology. AGTC's lead product candidates are designed to treat inherited orphan diseases of the eye, caused by mutations in single genes that significantly affect visual function and currently lack effective medical treatments.

AGTC's product pipeline includes six named ophthalmology development programs across five targets (X-linked retinoschisis (XLRS), X-linked retinitis pigmentosa (XLRP), achromatopsia, wet age-related macular degeneration and blue cone monochromacy), two non-ophthalmology programs (alpha-1 antitrypsin deficiency and adrenoleukodystrophy) and AGTC is continuing to develop early research studies in additional indications.  The company is also exploring genetic defects in cells in the inner ear that lead to deafness and expects to advance several product candidates into development within the next few years. AGTC employs a highly targeted approach to selecting and designing its product candidates, choosing to develop therapies for indications having high unmet medical need, clinical feasibility and commercial potential. AGTC has a significant intellectual property portfolio and extensive expertise in the design of gene therapy products including capsids, promoters and expression cassettes, as well as, expertise in the formulation, manufacture and physical delivery of gene therapy products.

IR/PR CONTACTS:

David Carey (IR) or Danielle Lewis (PR)

Lazar Partners Ltd.

T: (212) 867-1768 or (212) 843-0211

dcarey@lazarpartners.com or dlewis@lazarpartners.com

CORPORATE CONTACTS:

Larry Bullock

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (386) 462-2204

lbullock@agtc.com

Stephen Potter

Chief Business Officer

Applied Genetic Technologies Corporation

T: (617) 843-5775

spotter@agtc.com